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                                                                       EXHIBIT 5




                               January 26, 1998


PLATINUM technology, inc.
1815 South Meyers Road
Oakbrook Terrace, Illinois 60181


Ladies and Gentlemen:

     We have acted as counsel for PLATINUM technology, inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to 67,936 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), issuable upon exercise of options granted under the Vayda Consulting Inc. 1995 Stock Option Plan (the "Plan"). The Plan was assumed by the Company in connection with the Company's acquisition of Vayda Consulting Inc. ("VAYDA"), pursuant to the Agreement and Plan of Reorganization, dated as of November 26, 1998 (the "Reorganization Agreement"), by and among the Company, VAYDA ACQUISITION CORP., VAYDA and the sole shareholder of VAYDA. Pursuant to the Reorganization Agreement, the options previously issued under the Plan converted into options to purchase Common Stock.

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including the following:

          1.   The Registration Statement;

          2. The Restated Certificate of Incorporation of the Company, as amended;

          3.   The Bylaws of the Company;

          4.   Resolutions adopted by the Board of Directors of the Company;

          5.   The Plan; and

          6.   The Reorganization Agreement.

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PLATINUM technology, Inc.
January 26, 1998
Page 2


     In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

     Based upon and subject to the foregoing, we are of the opinion that the 67,936 shares of Common Stock covered by the Registration Statement, when issued and delivered by the Company and paid for in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

     Our opinion expressed above is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other laws. This opinion is solely for the information of the addressee hereof and is not to be quoted in full or in part or otherwise referred to, nor is it to be filed with any governmental agency or any other person without our prior written consent. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the use of this opinion for filing as Exhibit 5 to the Registration Statement.

                                        Very truly yours,




                                        KATTEN MUCHIN & ZAVIS